Exhibit 2.4

' ... ....... Stat:e of Delaware seczeeary of state Division of corporations Delivered 11:25 .PM 09/08/2014 FILED 11:25 PH 09/08/2014 SRV 141160770 - 5242196 FILE CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRIPLEPl."LSE, INC. TriplePulse, Tnc. (the "Corporation"), a corporation organized and existing under and hy virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), dot:s hc::rc::by cc::rtify as follows: 1. The Corporation was originally incorporated pwsuant to the General Corporation Law on November 14, 2012 under the name TriplePulse, Inc. 2. This Certificate of Amendment to the Second Amended and Restated Certificate oflncorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law. 3. The first paragraph of .tuticle IV of Second Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following: "The:: total numbt:r of shan:s of all classc::s of stock which the:: Corporation shall havt: authority to issue IS (a) 2,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock"), and (b) 110,416 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock"). The Preferred ::ltock may be 1ssued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate of Incorporation (this "Restated Certiftcate"), 66,666 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series Seed Preferred Stock" and 43,750 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series Seed-B Preferred Stock". The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereo!in respect of each class of capital stock of the Corporation." 4. Tht: aforc::said amtlndmt:nt was duly adoplt:d in accordance:: with the:: provisions of St:clion 242 uf the Uelaware General Corporation Law. IN WITNESS WHEREOF , the undersigned has caused this Amended Certificate of Incorporation to be signed as of the 24th day of July, 2014. TRIPLEPULSE, INC. c......... ----.::::::'":.......-: ,.-,-.-.-;.;. By: - Christopher Thompson President

To: Page 8 of 18 2014-03-07 23:05:26 GMT From: Leslie Kuban

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:05 PM 03/07/2014
FILED 06:05 PM 03/07/2014
SRV 140313341 - 5242196 FILE

TRIPLEPULSE, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

TriplePulse, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "*General Corporation Law*"), does hereby certify as follows.

1. The name of this corporation is TriplePulse, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 14, 2012 under the name TriplePulse, Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 6th day of March 2014.

By: ____________________

Chris Thompson, President

Exhibit A TRIPLEPULSE, Il\C. SECOND AMENDED AND RESTATED CERTIFICATE OF Il'CORPORATION ARTICLE 1: NAME. The name of this coiporation is TriplePulse, Inc. (the "Corporation") ARTICLE II: REGISTERED OFFICE. TI1e address of the corporation's Jegistered office in the State of Delaware is 1811 Silverside Road, in the City of Wilmington, County of Newcastle, State of Delaware 19810. The name of its registered agent at such address is Vcorp Services, Inc. ARTICLE ID: PURPOSE. The nature of the husiness or purposes to he conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. ARTICLE IV: AUTHORIZED SHARES. The total nwnber of shares of all classes of stock which the Corporation shall have authority to issue is (a) 1,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock"), and (b) 110.416 shares of Preferred Stock, $0.0001 par value per share (""Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. _4s of the effective date of this Restated Certificate of Incorporation (this "Restated Certifu:ate"), 66,666 shares of the authorized Preferred Stock of the Corporation are hereby designated "Serie.'i Seed Preferred Stock" and 43,750 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series Seed-B Preferred Stock". The following is a statement of the designations and the right<>, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corpomtion. A. COMMON STOCK 1. General. The voting, uividt:nd and liquiilalion right:; of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein. 2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the C-ertificate of Incorporation) the af:finnative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. R PREFERRED STOCK The following righl.s, powers aml privilt:ge:;, ami re::;Lrictiuns, lJUaliliGaliuns and limitations, :;hall apply to the Preferred Stock. Cnless otherwise indicated, references to "Sections" in this Part B of this ArliclIV refer lo sections of this Part B. -1-

1. Liquidation, Dissolution or Winding Up; Ccrtnin Mergers, Consolidgtions nod Asset 1.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntal)' liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereotthe holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders. an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for such share of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Preferred Stock heen converted into Common Stock pursuant to ection 3 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event If upon any such liquidation, dissolution or winding up or neemed T.iquidation Rvent of the Corporation, the funds and asset" available for distribution to the stockholders of the Corporation shall be insuflicient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1. the holders of shares of Preferred Stock shall shanratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The "Original Issue Price"" shall mean $0.30 per share for the Series Seed Preferred Stock and $0.60 per share for the Series Seed-B Preferred Stock. Payments to Holders of Common Stock. In the event of any voluntary or 1.2 involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of tbc Corporation, after the payment of all preferential amounts required to he paid tO the holders of shares of Preferred :)tock a.'> provided in Section 1.1, the remaining funds and IISSets available for distribution to the stockholders of the Corporation shall he distributed among the holders of share.<> of Common Stock, pm rata hased on the number of shares of Common Stock held by each such holder. 1.3 Deemed Liquidation Events. 1.3.1 Definition. Each of the following events shall be considered a "Deemed Liquidation Event' unless the holders of at least a m jority of the outstanding shares of Preferred Stock (voting as a single cla;;s on an as-converted ha'>is), the " Requisite Holder.'<", el ect otherwise hy written notice sent to the Corporation at least five (5) days prior to the effective date of any such event: (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for .equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose ofthis Section 1.3.1, all shares of C:ommon Stock issuable upon exercise of Options (a.<> defined below) outstAnding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstAnding immediately prior to such merger or consolidation shall he deemed to be outstanding immediately prior to such merger or consolidation and, 1f applicable, deemed to be convened or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchangedor (b) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiar-Y of the -2-

.,"»..,uuu-. "'''»":::f. t-ran"'': &..oe•zeo .._up:an Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if .substantially all of the assets ofthe Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation. except where such sale. lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation. In the event of a Deemed Liquidation Event 1.3.2 Allocation of Escrow. pun;uant to St:elion 1.3.1(aXi), if cmy portion of the coru;ic.lt:ration payable to the slockhuklt::rs of the Corporation is placed into escrow, the definitive agreement tor such transaction shall provide that the portion of such consic.leration thal is placet! in escrow shall be allocated among Lhe holder:; of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder (such that each stockholder ltas placed .in escrow the same percentage of the total consideration payable to such stockholder as every other stockholder). 1.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition descrihed in this Section 1.3 shall he the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation oc the acquiring person, fum or other entity. The value of uch property, right<; or securities shall he determined in good faith hy the Board. 2. Voting. 2.1 General. On any matter presented to the stocl<holders of the Corporation for their action or consideration at any meeting of stockholders of the C01p0ration (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cost the number of votes equal to the number of whole shares of Common Stock into wruch the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights availablt: on em a:;-cunvt:rlt:d ba:>is (after aggrt:g11ting all shart:s into which :;hares of Prt:ft:rred stock. ht:ld by each holder could be converted) shall be rounded to the ne.arest whole number (with one-half being rolUltlt:d upward). Except a:> provided by law or by lht: olht:r provision:; of lhis Rt:statt:d Ct:rtillcal.t:, holders of .Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall bt: entitled, noW..ithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. 2.2 Preferred Stock Protective Provisions. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendme.nt, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a single class: (a) alter or change the rights, powers or privileges of the Preferred Stock set forth in the certificate of incorporation of the Corporation, as then in effect,. in a way that adversely affects the Preferred Stock; (h) Stock (or any series thareoi); (c) increa.<;e nr decrease the authori7.ed number of shares of Preferred authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to any series of Preferred Stock; -3-

2014-05-07 25:05:26 GMT 13106818133 From: Leslie Kupan

(d) redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services); or

(e) declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock.

3. **Conversion.** The holders of the Preferred Stock shall have conversion rights as follows (the "***Conversion Rights***"):

3.1 Right to Convert.

3.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The "***Conversion Price***" for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

3.1.2 Termination of Conversion Rights. Subject to Section 3.3.1 in the case of a Contingency Event (as defined therein), in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.

3.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3 Mechanics of Conversion.

3.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a "***Contingency Event***"). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the "***Conversion Time***"), and the shares of Common

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Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder's nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as prm.rided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred· Stock converted. 3.3.2 Rest::rvalion of Shan:s. The Corporation shall al all Lim:s whilt: any share of Preferred Stock shaU be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock. such nwnbe.r of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the nun1ber of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best eftorts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking nny action that would cause an adjustment reducing the Conve Sion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary :;o that the Corporntion may validly and legally issue fully paid and nonas.c. ;essable shares of Common Stock at such adjusted Conversion Price. 3.3..3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in excllange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued. 3.3..4 )lu Furtht:r Adju;;!ment. Upun any conversion of shares uf Preft:rred Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with r p cl to the cunve::rled shan::> for any declart::d but unpaid ilividen<ls on such series of Preft:rred Stock or on the Common Stock delivered upon conversion. 3.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the flrst share of a series of Preferred Stock is issued by the Corporation (such date referred to herein as the "Original Issue Date'' for such series of Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately hefore that suhdivi:;ion shall be proportionately decrea!>ed so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common tock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date fix a series of Prefem:d Stuck combine the outstanding shares of Conunon St()(;k, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the nwnber of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.4 shall become effective at the close of business on the date the subdivision or combination becomes effective. -5-

3.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date ior the determination of holders of Common Stock entitled to n:<Xi.vt:, a dividend or olhr distribution payable on the Common Stuck in additional shares of Common Stock, then and in each such event the Conversion Price for such series of .Preferred Stock in effect inunediatcly before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the clooe of business on such record date, by multiplying such Conversion Price then in effect by a fraction: (a) the numerator of which shall be the total number of shares of Common Sluck. issut:d aml ouls!.amling immeiliaLely prior lo the time of such issuance or the close of business on such record date, and the denominator of which shall he the total num her of shares of Common (h) Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such reconl dale plus the number of shares of Common Stock issuable in paymtlnt of such dividend or distribution. Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date flxed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 3.5 as of the time of actual payment of such dividends or distributionsand (ii) no such adjuslrn nt shall re made if Lhe holdcrs of su<.:h series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event. 3.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a di'vi.dend or other distribution payable in securities ofthe Corporation (other than a distribution of shares of Common Stock in respect of outc;tanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock. a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had bt:en converted into Common Stock on thualof such vent. 3.7 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.4, 3.5. 3.6 or 3.8 or by Section 1.3 regarding a Deemed Liquidation Event), then in any such .,vent each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securitie.<> and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change. 3.8 Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3. if there shall occur any consolidation or merger involving the Corporation in which the Conunon Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.5, 3.6 or 3.7), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall -6-

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thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

3.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

3.10 Mandatory Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "***Mandatory Conversion Time***"), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (ii) such shares may not be reissued by the Corporation.

3.11 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 3.10. Unless otherwise provided in this Certificate of Incorporation, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder's certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 3.10, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time

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(notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3.11. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shaH issue and deliver to such holder, or to such holder's nominee(sj, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash 83 provided in Section 3.2 in lieu of any fraction of a share of Comnl.on Stock otherwise issuahle upon such conversion and the payment of any declared hut unpaid dividendo; on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not he reissued a<.; shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized nwnber of shares of Preferred Stock (and the applicable series thereof) accordingly. 4. Dividends. All dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. l'or this purpose each holder of shares of Preferred Stock is to be treated as holding the greatest whole nwnber of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 3. 5. Redeemed or Otherwise Acquired Shares. !\ny shares of Preferred Stock that are n:d crn i.l or olheiWiacquired by lht: Corporation or any of its subsi<.liarie> shall bt: automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its sub:ii<.liaris may exercise any voting or other right:; granted lO the holdt=rs of Prefmed Stock following redemption. 6. Waiver. Any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders. 7. Notke of Record Date. In the event: (n) the Corporation shall take a record of the holders of its Common Stock (or other capitAl stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, or of any capital reorganization of the Corporation, any reclassification of the (b) Common Stock of the Corporation, or any Deemed Liquidation Event; or (c) Corporation, of the voluntary or involuntacy dissolution, liquidation or winding-up of the then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation. merger, transfer, dissolution, liquidation or. winding up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall -8-

2014-08-07 23:06:28 GMT 19108018133 From: Laszlo Kupan

be sent at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice.

8. **Notices.** Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: RESERVED

ARTICLE VII: BYLAW PROVISIONS.

A. **AMENDMENT OF BYLAWS.** Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. **NUMBER OF DIRECTORS.** Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. **BALLOT.** Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. **MEETINGS AND BOOKS.** Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII: DIRECTOR LIABILITY.

A. **LIMITATION.** To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. **INDEMNIFICATION.** To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

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C. 10DIFICATIO. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification. ARTICLE lXi CORPORo\TE OPPORI'WQTIES. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity.An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, pat1ner. member. director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"). wt.less such matter, transaction or interest is presented to, or acquired, created or developed by, or othetwise comes into the possession of, a Covered Person expressly and solely in such Covered Person,s capacity as a director of the Corporation. - 10-